UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 4, 2014

Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	614-289-5360

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2014, the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc. (the “Company”) elected Roger Fix and Harold Bevis to the Board, effective immediately, to serve until the 2015 annual meeting of stockholders and until each of their respective successors are elected and qualified. The committees of the Board on which Mr. Fix (60) initially will serve are the Compensation Committee and the Nominating and Corporate Governance Committee. The committees of the Board on which Mr. Bevis (54) initially will serve are the Compensation Committee and the Audit Committee.

Mr. Fix currently serves as the non-executive chairman of the board of directors of Standex International Corporation. Mr. Fix was previously President and Chief Executive Officer of Standex from 2003 to 2014. He was Standex’s President and Chief Operating Officer from 2001 to 2003. Mr. Fix has served as a director of Flowserve Corporation since 2006 and serves as the Chairman of the Corporate Nominating and Governance Committee and a member of the Audit Committee.

Mr. Bevis has served as a director and as President and Chief Executive Officer of Xerium Technologies, Inc. since August 2012. He most recently served as the Chairman and Chief Executive Officer of Prolamina Corporation from August 2010 to April 2012. Prior to that from October 2003 to December 2009 he served as Chief Executive Officer, President and director of Pliant Corporation.

Each of Mr. Fix and Mr. Bevis will participate in the standard non-management director compensation arrangements described in the Company’s proxy statement for its 2014 annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

June 4, 2014	By:	/s/ Brent A Walters
Name: Brent A. Walters
Title: SVP, General Counsel, Chief Compliance Officer and Secretary